Exhibit 99.1

SpartanNash Announces First Quarter Fiscal 2021 Financial Results

Re-affirms Full Year Total Company Outlook

Plans Launch of Supply Chain Transformation Initiative

GRAND RAPIDS, MICHIGAN – June 2, 2021 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today reported financial results for its 16-week first quarter ended April 24, 2021.

First Quarter Fiscal 2021 Highlights

•	Net sales of $2.66 billion, declined 7.0% from the prior year quarter net sales of $2.86 billion, due to the prior year’s increased consumer demand related to the COVID-19 pandemic.
•

Retail comparable store sales declined 7.0% for the quarter. Comparable store sales increased by 9.3% on a two-year basis, representing a continuation of the trend experienced through the end of fiscal 2020.

•	EPS was $0.54 per share and adjusted EPS was $0.56 per share.
•	Adjusted EBITDA was $64.8 million, compared to $74.0 million in the prior year quarter.
•

Announced key additions to the leadership team during the quarter, including Jason Monaco as EVP and Chief Financial Officer; Masiar Tayebi as EVP and Chief Strategy Officer; and David Petko as SVP and Chief Supply Chain Officer.

•

Re-affirms full year total Company fiscal 2021 outlook, initially provided on Feb. 24, 2021. EPS expected to range from $1.48 to $1.67 per diluted share, with adjusted EPS ranging from $1.65 to $1.80 per diluted share, and adjusted EBITDA ranging from $195 to $210 million. Increases Retail comparable sales expectations for 2021.

•

The Company is in the planning phase of a supply chain improvement initiative, commencing in the second quarter. The initiative will be focused on executing sustained improvements to supply chain operations across the Company’s network.

“While this was a transitional quarter for SpartanNash, our overall profitability was consistent with our expectations to start the year,” said SpartanNash President and CEO Tony Sarsam. “We made meaningful progress against our key initiatives for 2021, including improvements in gross margin, service levels, our OwnBrands offering and associate safety and retention. Our recent and planned investments in our supply chain processes and leadership team will drive future efficiency, support our growth and enhance our People First culture.”

Consolidated Financial Results

Consolidated net sales for the first quarter decreased $198.7 million, or 7.0%, to $2.66 billion from $2.86 billion in the prior year quarter. The decrease in net sales was due to favorable prior year sales, attributable to increased consumer demand related to the COVID-19 pandemic in all segments. This decline was partly offset by continued growth with certain existing Food Distribution customers. Domestic base access and commissary shopping restrictions associated with COVID-19 continued to impact the Military segment.

Gross profit for the first quarter was $418.0 million, or 15.7% of net sales, compared to $423.6 million, or 14.8% of net sales, in the prior year quarter. Gross profit rate growth was driven by improvements in all three segments, as well as an increase in the proportion of margin accretive Food Distribution and Retail segment sales.

Reported operating expenses for the first quarter were $387.8 million, or 14.6% of net sales, compared to $401.5 million, or 14.1% of net sales, in the prior year quarter. The increase in expenses as a rate of sales compared to the prior year quarter was due to a higher rate of supply chain expenses in the Food Distribution and Military segments, cycling prior year labor rate leverage in the Retail segment, and increases in corporate administrative expenses. These increases in expense rates were partially offset by lower restructuring, severance charges and incentive compensation expense compared to the prior year quarter.

The Company reported operating earnings of $30.2 million, compared to $22.0 million in the prior year quarter, due to the changes in net sales, gross profit and operating expenses discussed above. Adjusted operating earnings(1) were $30.9 million compared to $40.2 million in the prior year quarter and were adjusted for the items detailed in Table 3.

Interest expense decreased $3.0 million from the prior year quarter due to the Company’s paydown of long-term debt resulting from free cash flow(4) over the past year, as well as rate cuts implemented by the Federal Reserve during the prior year. During the first quarter, the Company cycled a prior year quarter gain of $1.0 million related to a refund associated with the pension plan termination.

The Company reported net earnings of $19.5 million, or $0.54 per diluted share, compared to $15.4 million, or $0.43 per diluted share in the prior year quarter. The improvement reflects the operating earnings and non-operating expense changes noted above, mostly offset by cycling a tax benefit of $4.3 million related to the Coronavirus Aid, Relief and Economic Security (“CARES”) Act. Adjusted earnings from continuing operations(2) for the first quarter were $20.0 million, or $0.56 per diluted share, compared to $24.1 million, or $0.67 per diluted share in the prior year quarter. A reconciliation of net earnings to adjusted earnings from continuing operations is included at Table 4.

Adjusted EBITDA(3) decreased $9.1 million to $64.8 million, compared to $74.0 million in the prior year quarter, due to the changes in adjusted operating earnings mentioned above. In addition, a decrease in losses associated with the disposal of assets was partially offset by increases in stock compensation expense. The timing of employee stock awards and incremental stock warrant expense impacted the relationship between net earnings and adjusted EBITDA for the quarter.

Please see the financial tables at the end of this press release for a reconciliation of each non-GAAP financial measure to the most directly comparable measure, prepared and presented in accordance with GAAP.

Segment Financial Results

Food Distribution

Net sales for Food Distribution decreased $35.4 million, or 2.6%, to $1.33 billion from $1.37 billion in the prior year quarter. The decrease in net sales was due to favorable prior year sales attributable to increased consumer demand related to COVID-19, as well as impacts from the Company’s decision to exit Fresh Production operations, partly offset by continued growth with certain existing Food Distribution customers. Net sales increased $163.8 million, or 14.0%, over the first quarter of 2019.

Reported operating earnings for Food Distribution were $21.1 million, compared to $11.4 million in the prior year quarter. The increase in reported operating earnings for Food Distribution was due to lower asset impairment and restructuring charges as well as favorable margin rates, partly offset by a higher rate of supply chain expenses. First quarter adjusted operating earnings(1) were $21.5 million, compared to $26.3 million in the prior year quarter. Adjusted operating earnings exclude asset impairment and restructuring charges, severance associated with cost-reduction initiatives, and losses associated with the Fresh Cut operations in the prior year quarter.

Retail

Net sales for Retail decreased $43.1 million, or 5.5%, to $739.4 million from $782.6 million in the prior year quarter, primarily due to favorable prior year sales attributable to increased consumer demand related to COVID-19. Retail comparable store sales declined 7.0% for the quarter and increased by 9.3% on a two-year comparable basis.

Reported operating earnings for Retail were $14.2 million, compared to $12.6 million in the prior year quarter. The increase in reported operating earnings was due to improved margin rates and lower incentive compensation expense, partially offset by the decrease in sales volume, as well as the resulting deleverage of certain expenses, including store labor. Adjusted operating earnings(1) were $14.4 million, compared to $15.3 million in the prior year quarter, and exclude restructuring in the both the current and prior year quarters, as well as severance associated with cost- reduction initiatives in the prior year quarter.

Military

Net sales for Military decreased $120.1 million, or 17.1%, to $584.3 million from $704.4 million in the prior year quarter. This was primarily due to cycling favorable sales attributable to increased consumer demand related to COVID-19 in the prior year quarter, in addition to the ongoing impact of restrictions for domestic base access and commissary shopping that followed the first quarter of the prior year. These restrictions continue to contribute to significant declines in the Military segment, as well as commissary sales as a whole. Net sales decreased $87.1 million, or 13.1% from the first quarter of 2019.

The reported operating loss for Military was $5.1 million, compared to $2.0 million in the prior year quarter. The increase in the reported operating loss was due to higher rate of supply chain expense and the decrease in sales volume, partially offset by improvements in gross margin rates. The adjusted operating loss(1) in the Military segment was $5.1 million compared to a $1.4 million loss in the prior year. Adjusted operating earnings exclude severance associated with cost-reduction initiatives in the prior year quarter.

Balance Sheet and Cash Flow

Cash flows used in operating activities for the first quarter were $31.8 million, compared to $129.3 million in cash provided by operating activities in the prior year quarter. In the prior year, significant increases in sales volume related to the COVID-19 pandemic resulted in decreases in inventory levels, which benefited prior year operating cash flows. Current year cash flows were unfavorably impacted by investments in working capital, including rebuilding inventory levels to serve current customer demand, and the payout of incentive compensation earned in the prior year. Net long-term debt(5) increased $37.2 million during the first quarter, resulting in an increase in the Company’s ratio of net long-term debt to adjusted EBITDA from 2.0x to 2.2x.

Capital expenditures and IT capital(6) totaled $24.1 million for the current year quarter compared to $19.5 million in the prior year quarter.

During the first quarter, the Company declared $7.2 million in cash dividends, equal to $0.20 per common share. The Company did not repurchase common stock in the current year quarter.

Outlook

“We are focused on continuing to expand our customer relationships within Food Distribution, retaining the Retail segment momentum we built during the pandemic and making investments in people and processes that will position us for future success,” Sarsam continued. “We remain committed to continued improvements in our key initiatives and are excited for the contributions from our recently appointed leaders.”

The following table provides the Company’s guidance for 2021, initially provided on Feb. 24, 2021:

	53 Week	52 Week
	Fiscal 2020	Fiscal 2021 Guidance
	Actual	Low	High
Total net sales (millions)	$9,348	$8,800	$9,000
Adjusted EBITDA(3) (millions)	$239	$195	$210
Adjusted EPS(7)	$2.53	$1.65	$1.80
Reported EPS	$2.12	$1.48	$1.67
Capital expenditures and IT capital(6) (thousands)	$78,932	$80,000	$90,000
Depreciation and amortization (thousands)	$89,876	$90,000	$100,000
Interest expense (thousands)	$14,418	$14,000	$15,000
Income tax rate	11.1%	23.0%	24.5%

While the Company is re-affirming net sales guidance for fiscal 2021, it now expects that Retail comparable sales will be negative 5.0% to 7.0% for 2021. Food Distribution sales are still expected to decline 1.0% to 3.0% in 2021, while Military Distribution sales are now expected to decline 6.0% to 10.0% in 2021. In addition, the Company continues to monitor inflation that is expected to be passed on from many consumer packaged goods manufacturers. While legitimate price increases in both the distribution and retail businesses would traditionally be passed on to the retailer or consumer, the Company will evaluate these potential increases in connection with its Customer Growth strategy and initiatives related to key value item pricing. The Company’s outlook currently excludes the costs and potential current year benefits associated with the supply chain transformation initiative.

Conference Call

A telephone conference call to discuss the Company’s first quarter financial results is scheduled for Thursday, June 3, 2021 at 8 a.m. ET. A live webcast of this conference call will be available on the Company’s website, www.spartannash.com/webcasts. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately 10 days.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 400 company whose core businesses include distributing grocery products to a diverse group of independent and chain retailers, its corporate-owned retail stores and U.S. military commissaries and exchanges; as well as operating a premier fresh produce distribution network. SpartanNash serves customer locations in all 50 states and the District of Columbia, Europe, Cuba, Puerto Rico, Honduras, Iraq, Kuwait, Bahrain, Qatar and Djibouti. SpartanNash currently operates 150 supermarkets, primarily under the banners of Family Fare, Martin's Super Markets, D&W Fresh Market, VG's Grocery and Dan's Supermarket. Through its MDV military division, SpartanNash is a leading distributor of grocery products to U.S. military commissaries.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words “outlook,” “believe,” “anticipates,” “continue,” “expects,” “guidance,” “trend,” “on track,” “encouraged” or “plan” or similar expressions. The statements in the “Outlook” section of this press release are inherently forward looking. Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today's date, and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties include, but are not limited to, disruption associated with the COVID-19 pandemic and the Company's ability to compete in the highly competitive grocery distribution, retail grocery, and military distribution industries. Additional information concerning these and other risks is contained in SpartanNash’s most recently filed Annual Report on Form 10-K, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

(1) A reconciliation of operating earnings to adjusted operating earnings, a non-GAAP financial measure, is provided in Table 3 below.

(2) A reconciliation of net earnings to adjusted earnings from continuing operations, a non-GAAP financial measure, is provided in Table 4 below.

(3) A reconciliation of net earnings to Adjusted EBITDA, a non-GAAP financial measure, is provided in Table 2 below.

(4) A reconciliation of net cash provided by operating activities to free cash flow, a non-GAAP financial measure, is provided in Table 6 below.

(5) A reconciliation of long-term debt and finance lease obligations to net long-term debt, a non-GAAP financial measure, is provided in Table 5 below.

(6) A reconciliation of purchases of property and equipment to capital expenditures and IT capital, a non-GAAP financial measure, is provided in Table 7 below.

(7) A reconciliation of projected earnings per share from continuing operations to adjusted earnings per share from continuing operations, a non-GAAP financial measure, is provided in Table 8 below.

Investor Contacts:	Jason Monaco	Executive Vice President and Chief Financial Officer	Jason.Monaco@spartannash.com
	Chris Mandeville Anna Kate Heller	ICR ICR	SpartanNashIR@icrinc.com SpartanNashIR@icrinc.com

Media Contact:	Adrienne Chance	Vice President Corporate Affairs and Communications	Adrienne.Chance@spartannash.com

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SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	16 Weeks Ended
	April 24,	April 18,
(In thousands, except per share amounts)	2021	2020
Net sales	$2,657,799	$2,856,456
Cost of sales	2,239,769	2,432,889
Gross profit	418,030	423,567

Operating expenses
Selling, general and administrative	387,937	391,300
Acquisition and integration	59	—
Restructuring and asset impairment, net	(161)	10,237
Total operating expenses	387,835	401,537

Operating earnings	30,195	22,030

Other expenses and (income)
Interest expense	4,589	7,638
Other, net	(266)	(1,041)
Total other expenses, net	4,323	6,597

Earnings before income taxes	25,872	15,433
Income tax expense	6,356	31
Net earnings	$19,516	$15,402

Basic net earnings per share:	$0.55	$0.43

Diluted net earnings per share:	$0.54	$0.43

Weighted average shares outstanding:
Basic	35,765	36,172
Diluted	35,876	36,172

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	April 24,	January 2,
(In thousands)	2021	2021
Assets
Current assets
Cash and cash equivalents	$23,292	$19,903
Accounts and notes receivable, net	346,725	357,564
Inventories, net	602,565	541,785
Prepaid expenses and other current assets	64,474	72,229
Property and equipment held for sale	1,948	23,259
Total current assets	1,039,004	1,014,740

Property and equipment, net	564,965	577,059
Goodwill	181,035	181,035
Intangible assets, net	114,538	116,142
Operating lease assets	276,811	289,173
Other assets, net	99,213	99,242

Total assets	$2,275,566	$2,277,391

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$441,772	$464,784
Accrued payroll and benefits	79,245	113,789
Other accrued expenses	58,097	60,060
Current portion of operating lease liabilities	44,898	45,786
Current portion of long-term debt and finance lease liabilities	4,996	5,135
Total current liabilities	629,008	689,554

Long-term liabilities
Deferred income taxes	56,696	45,728
Operating lease liabilities	266,842	278,859
Other long-term liabilities	50,432	46,892
Long-term debt and finance lease liabilities	522,068	481,309
Total long-term liabilities	896,038	852,788

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 36,266 and 35,851 shares outstanding	494,955	491,819
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(2,219)	(2,276)
Retained earnings	257,784	245,506
Total shareholders’ equity	750,520	735,049

Total liabilities and shareholders’ equity	$2,275,566	$2,277,391

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	16 Weeks Ended
(In thousands)	April 24, 2021	April 18, 2020
Cash flow activities
Net cash (used in) provided by operating activities	$(31,778)	$129,296
Net cash provided by (used in) investing activities	4,257	(13,951)
Net cash provided by (used in) financing activities	30,910	(118,262)
Net increase (decrease) in cash and cash equivalents	3,389	(2,917)
Cash and cash equivalents at beginning of the period	19,903	24,172
Cash and cash equivalents at end of the period	$23,292	$21,255

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Net Sales and Operating Earnings (Loss) by Segment

(Unaudited)

	16 Weeks Ended
(In thousands)	April 24, 2021		April 18, 2020
Food Distribution Segment:
Net sales	$1,334,082	50.2%	$1,369,495	47.9%
Operating earnings	21,146		11,390
Retail Segment:
Net sales	739,444	27.8%	782,568	27.4%
Operating earnings	14,192		12,645
Military Segment:
Net sales	584,273	22.0%	704,393	24.7%
Operating loss	(5,143)		(2,005)
Total:
Net sales	$2,657,799	100.0%	$2,856,456	100.0%
Operating earnings	30,195		22,030

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company also provides information regarding adjusted operating earnings, adjusted earnings from continuing operations, and adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”). These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. The measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company’s performance against its peers. These measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

Current year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude organizational realignment costs and severance associated with cost reduction initiatives. Organizational realignment costs include benefits for associates terminated as part of a leadership transition plan which do not meet the definition of a reduction-in-force. Prior year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude “Fresh Cut operating losses” subsequent to the decision to exit these operations during the first quarter, severance associated with cost reduction initiatives, and fees paid to a third-party advisory firm associated with Project One Team, the Company’s initiative to drive growth while increasing efficiency and reducing costs. Pension termination income related to a refund from the annuity provider associated with the final reconciliation of participant data is excluded from adjusted earnings from continuing operations. Each of these items are considered “non-operational” or “non-core” in nature.

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	16 Weeks Ended
(In thousands)	April 24, 2021	April 18, 2020
Net earnings	$19,516	$15,402
Income tax expense	6,356	31
Other expenses, net	4,323	6,597
Operating earnings	30,195	22,030
Adjustments:
LIFO expense	1,655	1,583
Depreciation and amortization	28,091	27,656
Acquisition and integration	59	—
Restructuring and asset impairment, net	(161)	10,237
Fresh Cut operating losses	—	2,262
Stock-based compensation	4,190	2,243
Stock warrant	645	—
Non-cash rent	(895)	(1,594)
Costs associated with Project One Team	—	493
Organizational realignment costs	641	—
Severance associated with cost reduction initiatives	125	5,156
(Gain) loss on disposal of assets	(182)	3,911
Other non-cash charges	480	1
Adjusted EBITDA	$64,843	$73,978

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation

and Amortization, continued

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	16 Weeks Ended
(In thousands)	April 24, 2021	April 18, 2020
Food Distribution:
Operating earnings	$21,146	$11,390
Adjustments:
LIFO expense	794	794
Depreciation and amortization	9,790	10,183
Restructuring and asset impairment, net	(18)	9,222
Fresh Cut operating losses	—	2,262
Stock-based compensation	1,929	1,005
Stock warrant	645	—
Non-cash rent	774	58
Costs associated with Project One Team	—	265
Organizational realignment costs	313	—
Severance associated with cost reduction initiatives	99	3,180
(Gain) loss on disposal of assets	(37)	2,140
Other non-cash charges (gains)	234	(1)
Adjusted EBITDA	$35,669	$40,498
Retail:
Operating earnings	$14,192	$12,645
Adjustments:
LIFO expense	415	343
Depreciation and amortization	14,241	13,756
Acquisition and integration	59	—
Restructuring and asset impairment, net	(143)	1,015
Stock-based compensation	1,480	750
Non-cash rent	(1,552)	(1,534)
Costs associated with Project One Team	—	164
Organizational realignment costs	234	—
Severance associated with cost reduction initiatives	29	1,451
(Gain) loss on disposal of assets	(123)	1,805
Other non-cash charges	175	—
Adjusted EBITDA	$29,007	$30,395
Military:
Operating loss	$(5,143)	$(2,005)
Adjustments:
LIFO expense	446	446
Depreciation and amortization	4,060	3,717
Stock-based compensation	781	488
Non-cash rent	(117)	(118)
Costs associated with Project One Team	—	64
Organizational realignment costs	94	—
Severance associated with cost reduction initiatives	(3)	525
Gain on disposal of assets	(22)	(34)
Other non-cash charges	71	2
Adjusted EBITDA	$167	$3,085

Notes: Adjusted EBITDA is a non-GAAP operating financial measure that the Company defines as net earnings plus interest, discontinued operations, depreciation and amortization, and other non-cash items including deferred (stock) compensation, the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted EBITDA and adjusted EBITDA by segment are not measures of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definitions of adjusted EBITDA and adjusted EBITDA by segment may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(Unaudited)

	16 Weeks Ended
(In thousands)	April 24, 2021	April 18, 2020
Operating earnings	$30,195	$22,030
Adjustments:
Acquisition and integration	59	—
Restructuring and asset impairment, net	(161)	10,237
Costs associated with Project One Team	—	493
Organizational realignment costs	641	—
Severance associated with cost reduction initiatives	125	5,156
Fresh Cut operating losses	—	2,262
Adjusted operating earnings	$30,859	$40,178
Reconciliation of operating earnings (loss) to adjusted operating earnings (loss) by segment:
Food Distribution:
Operating earnings	$21,146	$11,390
Adjustments:
Restructuring and asset impairment, net	(18)	9,222
Costs associated with Project One Team	—	265
Organizational realignment costs	313	—
Severance associated with cost reduction initiatives	99	3,180
Fresh Cut operating losses	—	2,262
Adjusted operating earnings	$21,540	$26,319
Retail:
Operating earnings	14,192	12,645
Adjustments:
Acquisition and integration	59	—
Restructuring and asset impairment, net	(143)	1,015
Costs associated with Project One Team	—	164
Organizational realignment costs	234	—
Severance associated with cost reduction initiatives	29	1,451
Adjusted operating earnings	$14,371	$15,275
Military:
Operating loss	$(5,143)	$(2,005)
Adjustments:
Costs associated with Project One Team	—	64
Organizational realignment costs	94	—
Severance associated with cost reduction initiatives	(3)	525
Adjusted operating loss	$(5,052)	$(1,416)

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted operating earnings is not a measure of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for operating earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Net Earnings to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	16 Weeks Ended
	April 24, 2021		April 18, 2020
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Net earnings	$19,516	$0.54	$15,402	$0.43
Adjustments:
Acquisition and integration	59		—
Restructuring and asset impairment, net	(161)		10,237
Fresh Cut operating losses	—		2,262
Costs associated with Project One Team	—		493
Organizational realignment costs	641		—
Severance associated with cost reduction initiatives	125		5,156
Pension termination	—		(1,004)
Total adjustments	664		17,144
Income tax effect on adjustments (a)	(162)		(4,095)
Impact of CARES Act (b)	—		(4,345)
Total adjustments, net of taxes	502	0.02	8,704	0.24
Adjusted earnings from continuing operations	$20,018	$0.56	$24,106	$0.67

(a)	The income tax effect on adjustments is computed by applying the applicable tax rate to the adjustments.
(b)	Represents tax impacts attributable to the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, primarily related to additional deductions and the utilization of net operating loss carrybacks.

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as net earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Finance Lease Obligations to Net Long-Term Debt

(A Non-GAAP Financial Measure)

(Unaudited)

	April 24,	January 2,
(In thousands)	2021	2020
Current portion of long-term debt and finance lease liabilities	$4,996	$5,135
Long-term debt and finance lease liabilities	522,068	481,309
Total debt	527,064	486,444
Cash and cash equivalents	(23,292)	(19,903)
Net long-term debt	$503,772	$466,541

Notes: Net long-term debt is a non-GAAP financial measure that is defined as long-term debt and finance lease obligations plus current maturities of long-term debt and finance lease obligations less cash and cash equivalents. The Company believes both management and its investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments. Net long-term debt is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 6: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(A Non-GAAP Financial Measure)

(Unaudited)

	16 Weeks Ended
(In thousands)	April 24, 2021	April 18, 2020
Net cash (used in) provided by operating activities	$(31,778)	$129,296
Less:
Purchases of property and equipment	22,124	17,893
Free cash flow	$(53,902)	$111,403

Notes: Free cash flow is a non-GAAP financial measure calculated by subtracting capital expenditures from cash flows provided by operating activities, the most directly comparable GAAP measure. The Company believes it is a useful indicator of liquidity that provides information to both management and investors about the amount of cash generated from operations that, after capital expenditures, can be used for strategic business objectives, including the repayment of long-term debt. Free cash flow is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 7: Reconciliation of Purchases of Property and Equipment to Capital Expenditures and IT Capital

(A Non-GAAP Financial Measure)

(Unaudited)

	16 Weeks Ended
(In thousands)	April 24, 2021	April 18, 2020
Purchases of property and equipment	$22,124	$17,893
Plus:
Cloud computing spend	1,947	1,579
Capital expenditures and IT capital	$24,071	$19,472

Notes: Capital expenditures and IT capital is a non-GAAP financial measure calculated by adding spending related to the development of cloud computing applications spend to capital expenditures, the most directly comparable GAAP measure. Cloud computing spend only includes costs incurred during the application development phase and does not include ongoing costs of hosting or maintenance associated with these applications, which are expensed as incurred. The Company believes it is a useful indicator of the Company’s investment in its facilities and systems as it transitions to more cloud-based IT systems. Capital expenditures and IT capital is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 8: Reconciliation of Projected Net Earnings per Diluted Share to

Projected Adjusted Earnings per Diluted Share from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	52 Weeks Ending January 1, 2022
	Low	High
Net Earnings per Diluted Share	$1.48	$1.67
Adjustments, net of taxes:
Acquisition and integration expenses	0.01	0.01
Restructuring and asset impairment, net	0.13	0.10
Severance associated with cost reduction initiatives	0.01	0.01
Organizational realignment	0.02	0.01
Projected Adjusted Earnings per Diluted Share from Continuing Operations	$1.65	$1.80